EXHIBIT 11
QMS, INC. AND SUBSIDIARIES
STATEMENT RE COMPUTATION OF PER SHARE EARNINGS (LOSS)
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(in thousands, except per share amounts)    September 27,         September 29,          September 30,
                                                1996                  1995                   1994
                                           ----------------      -----------------     ---------------

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Net Income (Loss)                          $          4,253      $        (44,286)     $         2,960
                                           ================      =================     ===============

Shares used in this computation:
  Weighted average common shares
    outstanding                                      10,678                10,677               10,699

  Shares applicable to stock options, net
    of shares assumed to be purchased
    from proceeds at average market                      44                     0                   24
                                           ----------------      ----------------      ---------------


Total shares for earnings per common
  share computation (primary)                        10,722                10,677               10,723

  Shares applicable to stock options in
    addition to those used in primary
    computation due to the use of period-
    end market price when higher than
    average                                              33                     0                   38
                                           ----------------      ----------------      ---------------


Total fully diluted shares                           10,755                10,677               10,761
                                           ================      ================      ===============



Earnings (loss) per common share
  Primary:
    Net income (loss)                                $0.40                ($4.15)                $0.28
  Fully Diluted:
    Net income (loss)                                $0.40                ($4.15)                $0.28

  Weighted average number of shares
  used in computing earnings per share:
    Primary                                          10,722                10,677               10,723
    Fully diluted                                    10,755                10,677               10,761
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